[CBRL GROUP, INC. LOGO]	POST OFFICE BOX 787
LEBANON, TENNESSEE
37088-0787

C B R L G R O U P, I N C.

Investor Contact:	Diana S. Wynne
Senior Vice President, Corporate Affairs
(615) 443-9837

Media Contact:	Julie K. Davis
Director, Corporate Communications
(615) 443-9266

CBRL GROUP ANNOUNCES STATUS OF SHARE REPURCHASES
Includes Adoption of 10b5-1 Plan for Shares Issued in Note Conversion

LEBANON, Tenn. -- June 11, 2007 -- CBRL Group, Inc. (the “Company”) (Nasdaq: CBRL) provided an update on the status of its ongoing share repurchase program and also announced the adoption of a trading plan under Rule 10b5-1 of the Securities and Exchange Commission to facilitate repurchases under its previously announced authorization to repurchase shares issued in connection with the conversion of the Company’s convertible notes.

Through Friday, June 8, 2007, the Company has repurchased 500,000 shares out of an 821,800 share repurchase authorization that the Company’s Board of Directors adopted in 2005. The Company has in place a 10b5-1 plan to facilitate the repurchase of an additional 500,000 shares, which include the 321,800 shares remaining to be repurchased under the 2005 repurchase authorization plus an additional 178,200 shares that have been issued in connection with the recent conversion of the Company’s convertible notes. The Company expects that the 500,000 share repurchase will be completed within the next two weeks.

The Company also has adopted a 10b5-1 plan to facilitate repurchases of the remaining shares that were or will be issued in connection with the recent conversion of the Company’s convertible notes. The conversion of those notes has resulted in the issuance of 276,000 shares (178,200 of which will be repurchased as a part of the 500,000 share repurchase described in the preceding paragraph) and will result in the issuance of an additional number of shares that will be determined (based upon the closing stock price over the applicable averaging period) at the close of business on June 15, 2007. The Company afterwards will make an announcement of the exact number of shares that will be issued and thereafter repurchased.

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CBRL Announces Status of Share Repurchases

June 11, 2007

The latest 10b5-1 plan provides for share repurchases to commence on the later of completion of the 500,000 share repurchase authorization or June 18, 2007, and continues until all shares issued as a result of the conversion of the notes have been purchased. Any 10b5-1 plan adopted by the Company is subject to price, market, volume and timing constraints specified in the plan and may be terminated at any time. Repurchase plans adopted by the Company do not require that any shares be purchased, and there can be no assurance that any shares will be purchased.

A 10b5-1 plan allows the Company to repurchase shares at times when it would ordinarily not be in the market because of the Company's trading policies or the possession of material non-public information.

About CBRL Group, Inc.

Headquartered in Lebanon, Tennessee, CBRL Group, Inc. presently operates 559 Cracker Barrel Old Country Store® restaurants and gift shops located in 41 states.

Cautionary Statement Regarding Forward Looking Information
Certain matters discussed in this news release are not historical facts but are forward-looking statements regarding the Company’s intention to repurchase shares issued in connection with the conversion of the Company’s convertible notes and implement other financing initiatives. The Company’s ability to complete the remaining authorized share repurchases will depend, among other things, on market conditions, and there can be no assurance that the Company will complete these initiatives on the anticipated terms or at all. Risks and uncertainties related to the Company’s business are discussed in the Company’s SEC filings, including its Annual Report on Form 10-K for the year ended July 28, 2006 and Quarterly Reports on Form 10-Q for the quarters ended October 27, 2006, January 26, 2007 and April 27, 2007. The Company undertakes no obligation to update forward-looking statements.

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